Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Thursday, May 7, 2020

NACCO INDUSTRIES, INC.
ANNOUNCES FIRST QUARTER 2020 RESULTS

Cleveland, Ohio, Thursday, May 7, 2020 - NACCO Industries, Inc.® (NYSE: NC) today announced consolidated net income of $6.2 million, or $0.88 per diluted share, for the quarter ended March 31, 2020 compared with consolidated net income of $15.0 million, or $2.15 per diluted share for the quarter ended March 31, 2019. The decrease in consolidated net income was primarily due to lower earnings in the Minerals Management and Coal Mining segments, modestly offset by improved earnings in the North American Mining segment and a favorable change in taxes.
The COVID-19 pandemic had a modest effect on NACCO’s results of operations and financial condition for the three months ended March 31, 2020. The Company has continued to operate as an essential business because it supports critical infrastructure industries. The Company has implemented procedures to limit the exposure of employees to the spread of COVID-19, including adjusting shift schedules to promote social distancing, enhanced cleaning and sanitation of equipment, work spaces and common areas, promotion of recommended hygiene practices, limiting workplace access and instituting remote working where possible. While current operations have not been materially affected, the extent to which COVID-19 impacts the Company going forward will depend on numerous factors and future developments that are uncertain.
Maintaining a strong balance sheet and liquidity continues to be a priority. The Company ended the first quarter of 2020 with consolidated cash on hand of $93.7 million and debt of $34.6 million. In addition, at March 31, 2020, the Company had availability of $128.6 million under its $150.0 million revolving credit facility. Due to the uncertainty surrounding the COVID-19 pandemic, the Company suspended its share repurchase activity in March. Prior to suspending share repurchase activity, the Company had repurchased approximately 32,000 shares at an aggregate purchase price of $1.0 million during the three months ended March 31, 2020.
As of January 1, 2020, the Company retrospectively changed its computation of segment operating profit to reclassify certain expenses, primarily related to executive and board compensation. These expenses are now included in unallocated items. All prior period segment information has been reclassified to conform to the new presentation. This segment reporting change has no impact on consolidated operating results. Historical financial information presented on this reclassified basis for the four quarters and full-year 2019 is provided on pages 10 to 12.

Detailed Discussion of Results

Coal Mining Results

Coal deliveries for the first quarter of 2020 and 2019 were as follows:
	2020	2019
Tons of coal delivered	(in millions)
Unconsolidated operations	7.6	8.6
Consolidated operations	0.8	0.6
Total deliveries	8.4	9.2

Key financial results for the first quarter of 2020 and 2019 were as follows:
	2020	2019
	(in thousands)
Revenues	$20,928	$16,750
Earnings of unconsolidated operations	$15,027	$15,781
Operating expenses(1)	$7,496	$6,600
Operating profit	$7,185	$10,007
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and Gain on sale of assets.

Coal Mining revenues increased significantly in the first quarter of 2020 over 2019 due to an increase in tons delivered and an increase in pass-through costs at Mississippi Lignite Mining Company.
Despite the increase in revenues, Coal Mining operating profit decreased substantially in the first quarter of 2020 compared with the first quarter of 2019. This change was due to a decrease in results at Mississippi Lignite Mining Company, lower earnings of unconsolidated operations and an increase in operating expenses. The decrease in Mississippi Lignite Mining Company's results was primarily attributable to an increase in the cost per ton delivered, including the recognition of a portion of costs capitalized into inventory. Exceptionally heavy rainfall through most of the first quarter created adverse mining conditions, which limited the ability to sever coal. A reduction in tons severed caused an increase in the cost per ton, and a decrease in inventory since more tons were sold than produced during the first quarter of 2020. The decrease in earnings of unconsolidated operations was mainly due to fewer coal tons delivered as a result of changes in customer demand. Operating expenses increased primarily as a result of higher outside services and professional fees.

Coal Mining Outlook - 2020
In 2020, the Company expects coal deliveries and Coal Mining operating profit to be comparable to 2019. In the prior year, the Company recorded a $2.5 million unfavorable adjustment to mine reclamation liabilities at Centennial Natural Resources. Excluding the impact of this item, 2020 operating profit is expected to decrease from 2019 as a result of lower first quarter results and an expected increase in operating expenses mainly due to higher professional fees and increased spending on enhanced information systems and platforms. The decrease in operating profit is expected to be partially offset by an anticipated improvement in Mississippi Lignite Mining Company results.
The improvement in Mississippi Lignite Mining Company results is expected to be driven by higher customer demand due to an anticipated increase in the dispatch of the customer's power plant in 2020. If customer demand at Mississippi Lignite Mining Company decreases from expected levels, it could unfavorably affect the Company's 2020 earnings outlook. Mississippi Lignite Mining Company received a notice of force majeure from its customer indicating potential COVID-19-related reductions in demand for electricity by its customer, TVA, and therefore potential reductions in demand for coal; however, no reduction in demand has occurred as of this time.

The evolving COVID-19 pandemic, historically low natural gas prices and the continued increase in renewable generation, particularly wind, could reduce customer demand which would unfavorably affect the Company’s 2020 outlook.
Capital expenditures are expected to be approximately $24 million in 2020. The Company expects high levels of capital expenditures in 2020 and 2021 primarily related to anticipated spending at Mississippi Lignite Mining Company as it develops a new mine area. These capital expenditures will result in an increase in depreciation that will unfavorably affect operating profit in future periods.
On May 7, 2020, Great River Energy ("GRE"), Falkirk Mine's customer, and the second largest customer of the Company, issued a press release announcing its intent to retire the Coal Creek Station power plant in the second half of 2022 and modify the Spiritwood Station power plant to be fueled by natural gas.
As noted in its press release, GRE is willing to consider opportunities to sell Coal Creek Station. NACCO is actively engaged in the exploration of options that could, if successful, allow for transfer of ownership of the power plant to one or more third parties, which would preserve jobs at both Coal Creek Station and the Falkirk Mine. The Company believes Coal Creek Station is an efficient, economic and attractive generation and capacity asset, and its continued long-term operation is in the best interests of the employees and the local community. Further, the Company believes Coal Creek Station, as a continuous generation asset with reliable onsite fuel supply, is critical to the long-term reliability of the electricity grid on which its power is transmitted.
Falkirk Mine is the sole supplier of lignite coal to Coal Creek Station pursuant to a long-term contract under which Falkirk also supplies approximately 0.3 million tons of lignite coal per year to Spiritwood Station. Falkirk has approximately 480 employees, and, in 2019, delivered a total of 7.4 million tons of lignite coal and contributed approximately $16 million to NACCO’s Earnings from Unconsolidated Operations. The closure of Coal Creek Station would have a material adverse effect on the long-term earnings of NACCO Industries. The terms of the contract between the Company and GRE specify that GRE is responsible for all costs related to mine closure, including but not limited to, final mine reclamation costs, post-retirement medical benefits and pension costs with respect to Falkirk employees.

North American Mining Results

Limestone deliveries for the first quarter of 2020 and 2019 were as follows:
	2020	2019
	(in millions)
Tons of limestone delivered	12.5	11.7

Key financial results for the first quarter of 2020 and 2019 were as follows:
	2020	2019
	(in thousands)
Revenues	$11,624	$10,775
Operating profit	$731	$65

North American Mining revenues increased moderately and operating profit improved significantly, primarily due to new mining contracts entered into since March 31, 2019 and an increase in tons delivered to existing customers.

North American Mining Outlook
In 2020, North American Mining expects limestone deliveries to increase and full-year operating results to improve significantly over 2019. Operating profit is expected to benefit from earnings associated with new limestone mining contracts.
Capital expenditures are expected to total $8 million in 2020, primarily for the acquisition, relocation and refurbishment of draglines.
In 2019, North American Mining's subsidiary, Sawtooth Mining, LLC, entered into a mining agreement to serve as the exclusive contract miner for the Thacker Pass lithium project in northern Nevada, owned by Lithium Nevada, Corp., a subsidiary of Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). Lithium Nevada is in the process of securing permits and currently expects to commence construction in 2021 and production of lithium products in 2023.

Minerals Management Results

Key financial results for the first quarter of 2020 and 2019 were as follows:
	2020	2019
	(in thousands)
Revenues	$5,241	$12,686
Operating profit	$4,267	$11,669

First quarter 2020 Minerals Management revenues and operating profit decreased significantly from the comparable 2019 period. The first quarter of 2019 included significant royalty income generated by a large number of new gas wells put into commission during 2018 and in early 2019. These wells are operated by third parties to extract natural gas from the Company's Ohio Utica shale mineral reserves. Since new wells have high initial production rates and follow a natural decline before settling into relatively stable, long-term production, royalty income in 2020 decreased substantially from 2019 levels.

Minerals Management Outlook
The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas and, to a lesser extent, oil, natural gas liquids and coal, extracted primarily by third parties. The 2019 results included significant royalty income generated by a large number of new gas wells put into commission during 2018 and early in 2019. Because new wells have high initial production rates and follow a natural decline before settling into relatively stable, long-term production, royalty income in 2020 is expected to decrease and be substantially lower than 2019 levels. The Company expects that a significant portion of this decrease in earnings will occur in the first half of 2020 as comparisons are made to historically high income levels in the first half of 2019. The reduction in royalty income is based on expected lower natural gas prices, fewer expected new wells and the natural production decline that occurs early in the life of a well. Natural gas pricing declines and reduced business activity due to the COVID-19 pandemic have resulted in higher-than-average natural gas inventory market levels. A sustained decline in natural gas pricing could unfavorably affect the Company’s outlook.
Decline rates for individual wells can vary due to factors like well depth, well length, formation pressure and facility design. In addition, royalty income can fluctuate favorably or unfavorably in response to a number of factors outside of the Company's control, including the number of wells being operated by third parties, fluctuations in commodity prices (primarily natural gas), fluctuations in production rates associated with operator decisions, regulatory risks, the

Company's lessees' willingness and ability to incur well-development and other operating costs, and changes in the availability and continuing development of infrastructure.

Consolidated Outlook
Consolidated net income in 2020 is expected to decrease significantly compared with 2019, predominantly due to the substantial decrease in Minerals Management's results, the absence of income of $2.7 million pre-tax associated with a prior India venture recorded in 2019 and an anticipated mark-to-market loss on invested assets of Bellaire's Mine Water Treatment Trust compared with a gain in 2019. These items are expected to be partially offset by a favorable change in taxes, an improvement in earnings at the North American Mining segment and a reduction in Unallocated costs primarily due to lower employee-related costs.
For the first quarter of 2020, NACCO had a negative effective income tax rate of -1.1%, which resulted in a tax benefit on income, compared with an effective income tax rate of 13.4% and tax expense in the first quarter of 2019. For the full year, NACCO anticipates that its effective tax rate will approximate zero. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") was enacted in response to the COVID-19 pandemic. The CARES Act contains numerous income tax provisions, including among other items, temporary changes regarding the prior and future utilization of net operating losses. The estimated annual effective income tax rate includes the benefit of utilizing provisions of the CARES Act on the treatment of the 2020 forecasted net tax operating loss.
In 2020, cash flow before financing activities is expected to be a use of cash due to a significant increase in capital expenditures and payments made in the first quarter related to deferred compensation and other payroll liabilities. Consolidated capital expenditures are expected to be approximately $33 million in 2020 compared with $24.7 million in 2019.
In light of COVID-19, the global economic outlook has deteriorated significantly and rapidly. While the Company's operations to date have not been materially affected by the pandemic, future developments, which are highly uncertain and unpredictable, and could include any additional preventive or protective actions taken by governmental authorities, such as extended shelter-in-place orders, business shutdowns or other disruptions, could change the Company's status significantly and rapidly, and could have a material adverse effect on the Company’s operations, supply chain and customers. The extent to which COVID-19 may adversely impact the Company depends on many factors, including but not limited to the severity and duration of the outbreak and the effectiveness of actions taken to contain or mitigate its effects. Any resulting financial impact cannot reasonably be estimated at this time, but could have a material adverse effect on the Company’s financial condition, cash flows and results of operations. Even after the COVID-19 pandemic has subsided, the Company may experience material adverse effects due to any resulting economic recession or depression. Additionally, concerns over the economic impact of COVID-19 have caused extreme volatility in financial and other capital markets which has and may continue to adversely impact NACCO's stock price.
One of the Company’s core strategies is to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company works to drive down coal production costs and maximize efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. This benefits both customers and the Company's Coal Mining segment, as fuel cost is the major driver for power plant dispatch. Increased power plant dispatch drives increased demand for coal by the Coal Mining segment's customers, just as lower dispatch reduces demand.
The Company continues to evaluate opportunities to expand its core coal mining business, however opportunities are likely to be very limited. Low natural gas prices and growth in renewable energy sources, such as wind and solar, could continue to unfavorably affect the amount of electricity dispatched from coal-fired power plants. The political and regulatory environment is not generally receptive to development of new coal-fired power generation projects which would create opportunities to build and operate new coal mines. However, the Company does continue to seek out and pursue opportunities where it can apply its management fee business model to replace legacy operators of existing surface coal mining operations in the United States. Outright acquisitions of existing coal mines or mining companies with exposure to fluctuating coal commodity markets, or structures that would create significant leverage, are outside the Company’s area of focus.
The Company is focused on building a strong portfolio of affiliated businesses for diversification. North American Mining continues to expand the scope of its business development activities to grow and diversify by targeting potential customers who require a broad range of minerals and materials. North American Mining also continues to leverage the Company’s core mining skills to expand the range of contract mining services provided, in addition to providing comprehensive mining services to operate entire mines when appropriate, as is the case at the new lithium project in Nevada.
The Company’s efforts to grow and diversify the Minerals Management segment includes evaluating acquisitions of additional mineral interests or similar investments in the energy industry. The Company's primary initial focus will be on smaller, diversifying acquisitions of mineral interests with a balance of near-term cash flow yields and upside potential from future development. During the second quarter of 2020, the Company’s newly formed subsidiary, Catapult Mineral Partners, acquired shares in a public company with a diversified portfolio of royalty producing mineral interests as part of this growth and diversification strategy. The recent dramatic downturn in petroleum prices provided an opportunity to make this investment at an attractive market multiple for a company with a conservative financial position, strong earnings potential and attractive historical dividend yield.
The Company previously formed Mitigation Resources of North America® to create and sell stream and wetland mitigation credits and provide services to those engaged in permittee-responsible mitigation. This business has achieved several early successes and is positioned for additional growth.
The Company is leveraging its core mining skills to develop a strong and diverse portfolio of service-based businesses operating in the mining and natural resources industries. The Company is also committed to maintaining a conservative capital structure while it grows and diversifies without unnecessary risk. Ultimately, diversified strategic growth is the key to increasing free cash flow available to continue to re-invest in and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence, with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Friday, May 8, 2020 at 9:30 a.m. Eastern Time. The call may be accessed by dialing (833) 557-0558 (Toll Free) or (236) 714-2185 (International), Conference ID: 7535388, or over the Internet through NACCO Industries' website at www.nacco.com. For those not planning to ask a question of management, the Company recommends listening via the webcast. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 15, 2020. The online archive of the broadcast will be available on the NACCO website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using this non-GAAP measure.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of a long-term mining contract, or a customer default under a contract, including any actions taken related to Great River Energy's Coal Creek Station power plant, (2) the duration, depth and severity of the COVID-19 pandemic, any preventive or protective actions taken by governmental authorities, the effectiveness of actions taken globally to contain or mitigate its effects and any unfavorable effects of the COVID-19 pandemic on the Company's suppliers' ability to provide products or replacement parts if the virus continues to spread or quarantines are extended, as well as other disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes, terrorist acts, any of which could result in suspension of operations or harm to people or the environment, (3) changes in coal consumption patterns of U.S. electric power generators or the power industry that would affect demand for the Company's mineral reserves, (4) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (5) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (6) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (7) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (8) weather or equipment problems that could affect deliveries to customers, (9) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well development operations, (10) changes in the costs to reclaim mining areas, (11) costs to pursue and develop new mining and value-added service opportunities, (12) delays or reductions in coal or aggregates deliveries, (13) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas and oil, and (14) increased competition, including consolidation within the coal and aggregates industries.

About NACCO Industries, Inc.
NACCO Industries, Inc.® is the public holding company for The North American Coal Corporation®. The Company and its affiliates operate in the mining and natural resources industries through three operating segments: Coal Mining, North American Mining and Minerals Management. The Coal Mining segment operates surface coal mines under long-term contracts with power generation companies and activated carbon producers pursuant to a service-based business model. The North American Mining segment provides value-added contract mining and other services for producers of aggregates, lithium and other minerals. The Minerals Management segment promotes the development of the Company’s oil, gas and coal reserves, generating income primarily from royalty-based lease payments from third parties. In addition, the Company has launched a new business providing stream and wetland mitigation solutions. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED
	MARCH 31
	2020	2019
	(In thousands, except per share data)
Revenues	$37,644	$40,097
Cost of sales	32,563	26,712
Gross profit	5,081	13,385
Earnings of unconsolidated operations	16,003	16,270
Operating expenses
Selling, general and administrative expenses	12,727	12,653
Amortization of intangible assets	777	647
Gain on sale of assets	—	(18)
	13,504	13,282
Operating profit	7,580	16,373
Other expense (income)
Interest expense	403	231
Interest income	(401)	(553)
Income from other unconsolidated affiliates	(133)	(322)
Closed mine obligations	434	366
Loss (gain) on equity securities	1,196	(698)
Other, net	(15)	11
	1,484	(965)
Income before income tax (benefit) provision	6,096	17,338
Income tax (benefit) provision	(70)	2,320
Net income	$6,166	$15,018

Earnings per share:
Basic earnings per share	$0.88	$2.16
Diluted earnings per share	$0.88	$2.15

Basic weighted average shares outstanding	7,000	6,949
Diluted weighted average shares outstanding	7,040	6,998

EBITDA RECONCILIATION (UNAUDITED)
	Quarter Ended				Trailing 12
	6/30/2019	9/30/2019	12/31/19	3/31/20	Months 3/31/2020
	(in thousands)
Net income	$7,975	$10,264	$6,375	$6,166	$30,780
Income tax provision (benefit)	1,788	1,357	(1,698)	(70)	1,377
Interest expense	222	230	189	403	1,044
Interest income	(581)	(1,878)	(604)	(401)	(3,464)
Depreciation, depletion and amortization expense	4,238	4,044	4,145	4,544	16,971
EBITDA *	$13,642	$14,017	$8,407	$10,642	$46,708

*EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines EBITDA as net income before income tax provision, plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019 (UNAUDITED)

	Three Months Ended March 31, 2020
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,928	$11,624	$5,241	$26	$(175)	$37,644
Cost of sales	21,274	10,581	698	141	(131)	32,563
Gross profit (loss)	(346)	1,043	4,543	(115)	(44)	5,081
Earnings of unconsolidated operations	15,027	976	—	—	—	16,003
Operating expenses
Selling, general and administrative expenses	6,719	1,288	276	4,445	(1)	12,727
Amortization of intangible assets	777	—	—	—	—	777
	7,496	1,288	276	4,445	(1)	13,504
Operating profit (loss)	$7,185	$731	$4,267	$(4,560)	$(43)	$7,580

	Three Months Ended March 31, 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$16,750	$10,775	$12,686	$543	$(657)	$40,097
Cost of sales	15,924	10,000	826	379	(417)	26,712
Gross profit (loss)	826	775	11,860	164	(240)	13,385
Earnings of unconsolidated operations	15,781	489	—	—	—	16,270
Operating expenses
Selling, general and administrative expenses	5,971	1,199	191	5,298	(6)	12,653
Amortization of intangible assets	647	—	—	—	—	647
Gain on sale of assets	(18)	—	—	—	—	(18)
	6,600	1,199	191	5,298	(6)	13,282
Operating profit (loss)	$10,007	$65	$11,669	$(5,134)	$(234)	$16,373

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE 2019 SECOND AND THIRD QUARTERS
(UNAUDITED)

	Second Quarter of 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$22,570	$10,728	$8,242	$131	$(319)	$41,352
Cost of sales	21,254	10,473	1,262	302	(607)	32,684
Gross profit (loss)	1,316	255	6,980	(171)	288	8,668
Earnings of unconsolidated operations	13,529	614	—	—	—	14,143
Operating expenses
Selling, general and administrative expenses	6,714	1,326	191	4,561	(4)	12,788
Amortization of intangible assets	881	—	—	—	—	881
Gain on sale of assets	(12)	(7)	—	—	—	(19)
	7,583	1,319	191	4,561	(4)	13,650
Operating profit (loss)	$7,262	$(450)	$6,789	$(4,732)	$292	$9,161

	Third Quarter of 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$18,799	$8,993	$5,022	$52	$(263)	$32,603
Cost of sales	16,383	9,407	814	174	(362)	26,416
Gross profit (loss)	2,416	(414)	4,208	(122)	99	6,187
Earnings of unconsolidated operations	16,211	1,227	—	—	—	17,438
Operating expenses
Selling, general and administrative expenses	7,502	1,183	308	5,348	—	14,341
Amortization of intangible assets	715	—	—	—	—	715
Gain on sale of assets	(82)	(12)	—	—	—	(94)
	8,135	1,171	308	5,348	—	14,962
Operating profit (loss)	$10,492	$(358)	$3,900	$(5,470)	$99	$8,663

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE 2019 FOURTH QUARTER AND FULL YEAR
(UNAUDITED)

	Fourth Quarter of 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$10,582	$12,327	$4,169	$64	$(204)	$26,938
Cost of sales	11,869	11,818	563	100	(300)	24,050
Gross profit (loss)	(1,287)	509	3,606	(36)	96	2,888
Earnings of unconsolidated operations	15,157	875	—	—	—	16,032
Operating expenses
Selling, general and administrative expenses	7,207	1,213	243	5,341	(3)	14,001
Amortization of intangible assets	371	—	—	—	—	371
Gain on sale of assets	(67)	(8)	—	—	—	(75)
	7,511	1,205	243	5,341	(3)	14,297
Operating profit (loss)	$6,359	$179	$3,363	$(5,377)	$99	$4,623

	Full Year 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$68,701	$42,823	$30,119	$790	$(1,443)	$140,990
Cost of sales	65,430	41,698	3,465	955	(1,686)	109,862
Gross profit (loss)	3,271	1,125	26,654	(165)	243	31,128
Earnings of unconsolidated operations	60,678	3,205	—	—	—	63,883
Operating expenses
Selling, general and administrative expenses	27,394	4,921	933	20,548	(13)	53,783
Amortization of intangible assets	2,614	—	—	—	—	2,614
Gain on sale of assets	(179)	(27)	—	—	—	(206)
	29,829	4,894	933	20,548	(13)	56,191
Operating profit (loss)	$34,120	$(564)	$25,721	$(20,713)	$256	$38,820